Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	August 4, 2006

THE WASHINGTON POST COMPANY REPORTS

SECOND QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $78.7 million ($8.17 per share) for its second quarter ended July 2, 2006, compared to net income of $78.8 million ($8.16 per share) for the second quarter of last year.

Results for the second quarter of 2006 included charges related to early retirement plan buyouts at The Washington Post newspaper and the corporate office (after-tax impact of $31.4 million, or $3.27 per share) that are largely being funded from the assets in the Company’s pension plans. Results for the second quarter of 2006 also included nonrecurring transition costs from recently acquired Kaplan businesses (after-tax impact of $4.8 million, or $0.50 per share), offset by insurance recoveries from cable division losses related to Hurricane Katrina (after-tax impact of $6.4 million, or $0.67 per share) and non-operating gains from the sales of marketable securities (after-tax impact of $19.6 million, or $2.04 per share).

Revenue for the second quarter of 2006 was $969.0 million, up 8% from $897.6 million in 2005. The increase is due mostly to significant revenue growth at the education division. Revenue at the Company’s newspaper publishing, television broadcasting and cable television divisions also increased for the second quarter of 2006, while revenues were down at the magazine publishing division.

Operating income was down for the second quarter of 2006 to $97.2 million, from $137.7 million in 2005, primarily due to $50.6 million in pre-tax charges associated with early retirement plan buyouts and the $6.9 million in nonrecurring transition costs at Kaplan, offset by $10.4 million in insurance recoveries recorded during the second quarter of 2006 from cable division losses related to Hurricane Katrina.

For the first six months of 2006, net income totaled $155.6 million ($16.12 per share), compared with $145.3 million ($15.04 per share) for the same period of 2005. Results for the first half of 2006 included charges related to early retirement plan buyouts (after-tax impact of $31.4 million, or $3.27 per share), the nonrecurring transition costs at Kaplan (after-tax impact of $4.8 million, or $.50 per share) and a charge for the cumulative effect of a change in accounting for Kaplan equity awards (after-tax impact of $5.1 million, or $0.53 per share) in connection with the Company’s adoption of

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Statement of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment.” These items were offset by insurance recoveries from cable division losses related to Hurricane Katrina (after-tax impact of $6.4 million, or $0.67 per share) and non-operating gains from the sales of marketable securities (after-tax impact of $19.6 million, or $2.04 per share). Results for the first half of 2005 included after-tax non-operating gains from the sales of non-operating land and marketable securities (after-tax impact of $5.4 million, or $0.56 per share).

Revenue for the first half of 2006 was $1,917.3 million, up 11% over revenue of $1,731.5 million for the first six months of 2005. Operating income declined to $235.0 million, from $245.7 million in 2005, due to $50.6 million in pre-tax charges associated with early retirement plan buyouts and the $6.9 million in nonrecurring transition costs at Kaplan, offset by $10.4 million in insurance recoveries recorded during the second quarter of 2006 from cable division losses related to Hurricane Katrina.

The Company’s operating income for the second quarter and first six months of 2006 included $5.7 million and $11.4 million of net pension credits, respectively, compared to $9.2 million and $18.3 million, respectively, for the same periods of 2005, excluding charges related to early retirement programs. At January 1, 2006, the Company reduced its expected return on plan assets from 7.5% to 6.5%. Overall, the pension credit for 2006 is expected to be down by about $15 million, excluding charges related to early retirement programs.

Divisional Results

Newspaper Publishing

Newspaper publishing division revenue totaled $245.6 million for the second quarter of 2006, an increase of 4% from $236.3 million in the second quarter of 2005; division revenue increased 4% to $489.0 million for the first six months of 2006, from $469.4 million for the first six months of 2005. The newspaper division reported an operating loss for the second quarter of $15.4 million, from operating income of $27.0 million in the second quarter of 2005; operating income decreased to $16.7 million for the first six months of 2006, compared to $58.4 million for the first six months of 2005. The decline in operating results is due primarily to $46.8 million in pre-tax charges recorded in the second quarter of 2006 associated with the early retirement plan buyouts at The Washington Post. Excluding this charge, operating income was up for the second quarter and the first six months of 2006 due to increased division revenues and improved results at the Company’s online publishing activities, both washingtonpost.com and Slate. Operating income at the newspaper division was adversely impacted by second quarter and year-to-date increases of 9% and 11%, respectively, in newsprint expense for the entire newspaper division, as well as increased pension expense.

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A summary of operating results for the second quarter and the first six months of 2006 compared to 2005 is as follows:

	Second Quarter				YTD
(In thousands)	2006		2005	% Change	2006		2005	% Change
Operating revenues	$245,566		$236,336	4	$489,038		$469,364	4
Operating expenses, excluding early retirement program expense	(214,182	)*	(209,336)	2	(425,617	)*	(410,969)	4

	31,384	*	27,000	16	63,421	*	58,395	9
Early retirement program expense	(46,757)		—	—	(46,757)		—	—

Operating income	$(15,373)		$27,000	—	$16,664		$58,395	(71)

*	Non-GAAP measure

Print advertising revenue at The Post in the second quarter increased 1% to $148.3 million, from $146.5 million in 2005, and increased 2% to $298.1 million for first six months of 2006, from $292.2 million in 2005. The growth in the second quarter of 2006 was driven by advertising revenue increases in real estate, zones, retail and national, offset by a large overall decline in classified advertising. The growth in print advertising revenue for the first six months of 2006 is due to increases in real estate, zones and preprints, offset by declines in national and classified advertising. Classified recruitment advertising revenue declined 15% to $16.8 million for the second quarter of 2006, from $19.7 million in the second quarter of 2005, and was down 7% to $38.6 million in the first half of 2006, compared to $41.3 million in the first half of 2005.

For the first six months of 2006, Post daily and Sunday circulation declined 2.9% and 3.8%, respectively, compared to the same period of the prior year. For the six months ended July 2, 2006, average daily circulation at The Post totaled 672,000 and average Sunday circulation totaled 947,500.

Revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 36% to $25.3 million for the second quarter of 2006, from $18.7 million in the second quarter of 2005; online revenues increased 35% to $48.2 million for the first six months of 2006, from $35.7 million in the first six months of 2005. Local and national online advertising revenues grew 57% for both the second quarter and first six months of 2006. Online classified advertising revenue on washingtonpost.com increased 25% in both the second quarter and first six months of 2006. A small portion of the Company’s online publishing revenues is included in the magazine publishing division.

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Television Broadcasting

Revenue for the television broadcasting division increased 1% in the second quarter of 2006 to $89.0 million, from $88.4 million in 2005, due to an increase of $1.3 million in second quarter 2006 political advertising revenue. For the first six months of 2006, revenue increased 4% to $174.9 million, from $167.7 million in 2005, due to $6.3 million in incremental winter Olympics-related advertising at the Company’s NBC affiliates and an increase of $2.2 million in political advertising revenue.

Operating income for the second quarter of 2006 decreased 1% to $40.6 million, from $41.1 million for the second quarter of 2005. Operating income for the first six months of 2006 increased 6% to $78.1 million, from $73.9 million for the first six months of 2005 due to the revenue increases discussed above, offset by a modest increase in the division’s operating expenses in the first six months of 2006.

Magazine Publishing

Revenue for the magazine publishing division totaled $84.2 million for the second quarter of 2006, a 14% decline from $97.9 million for the second quarter of 2005; division revenue totaled $159.0 million for the first six months of 2006, a 5% decrease from $167.8 million for the first six months of 2005. The revenue decrease for the second quarter was partially due to the timing of the primary trade show of PostNewsweek Tech Media, which was held in the first quarter of 2006 versus the second quarter of 2005. Also, Newsweek experienced a 5% advertising revenue decline from a decrease in ad pages at the domestic edition due to an additional domestic special issue in the second quarter of 2005; and a reduction in domestic and international circulation revenues due to subscription rate declines at the domestic edition and subscription rate and rate base declines at certain of the international editions. The decline in revenues for the first six months of 2006 reflects a decline in Newsweek circulation revenues and revenues at PostNewsweek Tech Media, offset by a 3% increase in Newsweek advertising revenues for the first six months of 2006.

Operating income totaled $11.2 million for the second quarter of 2006, a decrease from $20.0 million in the second quarter of 2005. The decrease in operating income is due to the timing of the primary trade show of PostNewsweek Tech Media in the first quarter of 2006 versus the second quarter of 2005, as well as a reduction in operating income at Newsweek due to lower advertising and circulation revenues and a reduced pension credit. Operating income totaled $10.3 million for the first six months of 2006, down from $14.8 million for the first six months of 2005, due primarily to revenue reductions at Newsweek and PostNewsweek Tech Media and a reduced pension credit.

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Cable Television

Cable division revenue of $141.1 million for the second quarter of 2006 represents a 9% increase over 2005 second quarter revenue of $129.1 million; for the first six months of 2006, revenue increased 8% to $276.3 million, from $255.5 million in 2005. The 2006 revenue increase is due to continued growth in the division’s cable modem revenues and a $3 monthly rate increase for basic cable service at most of its systems, effective February 1, 2006.

Cable division operating income increased to $39.9 million in the second quarter of 2006, versus $23.6 million in the second quarter of 2005; cable division operating income for the first six months of 2006 increased to $65.3 million, from $47.0 million for the first six months of 2005. The cable division results benefited from $10.4 million in insurance recoveries recorded during the second quarter of 2006 from cable division losses related to Hurricane Katrina. The increase in operating income is also due to the division’s revenue growth, offset by higher programming expenses and increases in technical and marketing costs.

Cable division results continue to be adversely impacted by subscriber losses and expenses as a result of Hurricane Katrina, which hit the Gulf Coast in August of 2005. The Company estimates that lost revenues for the second quarter and first six months of 2006 were approximately $3.5 million and $7.0 million, respectively, and that operating income was reduced by $3.3 million and $7.3 million for the same periods (excluding $10.4 million in insurance recoveries). At December 31, 2005, the Company recorded a $5.0 million receivable for recovery of a portion of cable division hurricane losses through December 31, 2005 under the Company’s property and business interruption insurance program; this recovery was recorded as a reduction of cable division expense in the fourth quarter of 2005. In the second quarter of 2006, $10.4 million in additional insurance recovery amounts were recorded as a reduction of cable division expense in connection with a final settlement on cable division Hurricane Katrina insurance claims.

At June 30, 2006, excluding the Gulf Coast region, the cable division shows an increase in Revenue Generating Units (RGUs) due to continued growth in high-speed data subscribers, offset by a slight decline in basic video and digital video subscriber categories due primarily to the $3 monthly basic rate increase implemented in February 2006. For the Gulf Coast region, there is a decline in basic and digital video RGUs due to Hurricane Katrina; however, the number of high-speed data subscribers has increased in the Gulf Coast region. The cable division began offering telephone services on a very limited basis in May 2006; telephone service is planned to be offered to about half of homes passed by the end of 2006. A summary of RGUs broken down by Gulf Coast and all other regions is as follows:

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Cable Division Subscribers	June 30, 2006	June 30, 2005
Gulf Coast Region
Basic	80,065	94,964
Digital	30,240	35,548
High-speed data	31,663	25,974

Total	141,968	156,486

All Other Regions
Basic	605,937	607,810
Digital	180,918	184,372
High-speed data	229,599	183,590

Total	1,016,454	975,772

Total
Basic	686,002	702,774
Digital	211,158	219,920
High-speed data	261,262	209,564

Total	1,158,422	1,132,258

Education

Education division revenue totaled $409.2 million for the second quarter of 2006, an 18% increase over revenue of $345.8 million for the same period of 2005. Excluding revenue from acquired businesses, education division revenue increased 12% for the second quarter of 2006. Kaplan reported operating income for the second quarter of 2006 of $33.9 million, a decline of 1% from $34.1 million in the second quarter of 2005, largely as a result of $6.9 million in nonrecurring transition costs from recently acquired Kaplan businesses. For the first six months of 2006, education division revenue totaled $818.2 million, a 22% increase over revenue of $671.2 million for the same period of 2005. Excluding revenue from acquired businesses, education division revenue increased 14% for the first six months of 2006. Kaplan reported operating income of $86.5 million for the first six months of 2006, an increase of 30% from $66.8 million for the first six months of 2005.

In the second quarter of 2006, Kaplan completed the acquisitions of two businesses: Tribeca Learning Limited, a leading provider of education to the Australian financial services sector; and SpellRead, originator of SpellRead Phonological Auditory Training, a reading intervention program for struggling students. Kaplan incurred $6.9 million in nonrecurring transition costs from these recently acquired businesses, which are included in the supplemental education results.

A summary of operating results for the second quarter and the first six months of 2006 compared to 2005 is as follows:

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(In thousands)	Second Quarter			YTD
	2006	2005	% Change	2006	2005	% Change
Revenue
Supplemental education	$201,438	$172,580	17	$394,867	$329,044	20
Higher education	207,806	173,200	20	423,311	342,119	24

	$409,244	$345,780	18	$818,178	$671,163	22

Operating income (loss)
Supplemental education
Operating income, excluding nonrecurring transition costs	$33,273 *	$29,535	13	$65,826 *	$53,900	22
Nonrecurring transition costs	(6,871)	—	—	(6,871)	—	—

	$26,402	$29,535	(11)	$58,955	$53,900	9
Higher education	23,034	18,710	23	56,025	46,998	19
Kaplan corporate overhead	(11,232)	(10,248)	(10)	(21,342)	(22,034)	3
Other**	(4,316)	(3,875)	(11)	(7,105)	(12,110)	41

	$33,888	$34,122	(1)	$86,533	$66,754	30

*	Non-GAAP measure
**	Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

Supplemental education includes Kaplan’s test preparation, professional training and Score! businesses. Excluding revenue from acquired businesses, supplemental education revenues grew by 9% in the second quarter of 2006 and 10% for the first half of 2006. Test preparation revenue grew by 23% and 22% for the second quarter and first six months of 2006, respectively, due to strong enrollment in the K12 business, MCAT and English-language course offerings, as well as from the August 2005 acquisition of The Kidum Group, the leading provider of test preparation services in Israel. Also included in supplemental education is FTC Kaplan Limited (FTC). Headquartered in London, FTC primarily provides training services for accountants and financial services professionals, with training centers in the United Kingdom and Asia. FTC revenues grew by 23% for both the second quarter and first six months of 2006, largely as a result of higher enrollment and price increases. Supplemental education results also include professional real estate, insurance, securities and other professional courses, and related products. In April 2005, Kaplan Professional completed the acquisition of BISYS Education Services, a provider of licensing education and compliance solutions for financial services institutions and professionals. In the first half of 2006, the Chartered Financial Analyst (CFA) courses contributed to growth in supplemental education, as did the BISYS business. These results were offset by soft market demand for Kaplan Professional’s real estate, insurance and securities course offerings. The final component of supplemental education is Score!, which provides academic enrichment to children. Revenues at Score! were down slightly in the first half of 2006. There were 162 Score! centers at the end of June 2006, compared to 167 at the end of June 2005.

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Higher education includes all of Kaplan’s post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs. In May 2005, Kaplan acquired Singapore-based Asia Pacific Management Institute (APMI), a private education provider for undergraduate and postgraduate students in Asia. Excluding revenue from acquired businesses, higher education revenues grew by 15% in the second quarter of 2006 and 19% in the first half of 2006. Higher education enrollments increased by 14% to 69,400 at June 30, 2006, compared to 60,900 at June 30, 2005, with most of the new enrollment growth occurring in the online programs as well as from acquisitions. Higher education results for the online programs in the first half of 2006 benefited from increases in both price and demand, as well as an increase in the number of course offerings. In the first half of 2006, there was a continued increase in higher education operating costs associated with expansion activities at the online operations, and to a lesser extent, at the fixed-facility operations, including new program offerings and higher facility and advertising expenses. Higher education operating cost increases for the fixed-facility colleges are expected to moderate as the year progresses.

Corporate overhead represents unallocated expenses of Kaplan, Inc.’s corporate office.

Other includes charges for incentive compensation arising from equity awards under the Kaplan stock option plan, which was established for certain members of Kaplan’s management. In addition, Other includes amortization of certain intangibles. In the first quarter of 2006, the Company adopted SFAS 123R, which required the Company to change its accounting for Kaplan equity awards from the intrinsic value method to the fair-value-based method of accounting (see additional discussion below regarding the cumulative effect of change in accounting principle). Excluding Kaplan stock compensation expense recorded as a result of this change in accounting, Kaplan recorded stock compensation expense of $3.4 million and $3.0 million in the second quarter of 2006 and 2005, respectively, and $5.3 million and $10.0 million in the first six months of 2006 and 2005, respectively, related to this plan.

Corporate Office

The corporate office operating expenses increased to $13.0 million and $22.0 million for the second quarter and first six months of 2006, respectively, from $8.1 million and $15.2 million for the second quarter and first six months of 2005, respectively. The increase is primarily due to $3.8 million in pre-tax charges recorded in the second quarter of 2006 associated with early retirement plan buyouts at the corporate office.

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Equity in Earnings (Losses) of Affiliates

The Company’s equity in losses of affiliates for the second quarter of 2006 was $0.6 million, compared to earnings of $0.3 million for the second quarter of 2005. For the first six months of 2006, the Company’s equity in losses of affiliates totaled $0.7 million, compared to losses of $0.2 million for the same period of 2005. The Company’s affiliate investments consist of a 49% interest in BrassRing LLC and a 49% interest in Bowater Mersey Paper Company Limited.

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $33.7 million for the second quarter of 2006, compared to non-operating expense, net, of $3.6 million in the second quarter of 2005. The second quarter 2006 non-operating income, net, includes $31.6 million in pre-tax gains related to sales of marketable securities and $2.3 million in foreign currency gains. The second quarter 2005 non-operating expense, net, includes $2.8 million in foreign currency losses.

The Company recorded other non-operating income, net, of $33.5 million for the first six months of 2006, compared to other non-operating income, net, of $3.5 million for the same period of the prior year. The 2006 non-operating income includes pre-tax gains of $31.6 million related to the sales marketable securities and foreign currency gains of $2.9 million. The 2005 non-operating income includes pre-tax gains of $8.7 million related to the sales of non-operating land and marketable securities and foreign currency losses of $4.6 million.

Net Interest Expense

The Company incurred net interest expense of $3.9 million and $8.6 million for the second quarter and first six months of 2006, respectively, compared to $5.9 million and $11.8 million for the same periods of 2005. At July 2, 2006, the Company had $425.2 million in borrowings outstanding at an average interest rate of 5.4%.

Provision for Income Taxes

The effective tax rate for the second quarter and first six months of 2006 was 37.7% and 38.0%, respectively, compared to 38.7% for both the second quarter and first six months of 2005.

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Cumulative Effect of Change in Accounting Principle

In the first quarter of 2006, the Company adopted SFAS 123R, which requires companies to record the cost of employee services in exchange for stock options based on the grant-date fair value of the awards. SFAS 123R did not have any impact on the Company’s results of operations for Company stock options as the Company adopted the fair-value-based method of accounting for Company stock options in 2002. However, the adoption of SFAS 123R required the Company to change its accounting for Kaplan equity awards from the intrinsic value method to the fair-value-based method of accounting. As a result, in the first quarter of 2006, the Company reported a $5.1 million after-tax charge for the cumulative effect of change in accounting for Kaplan equity awards ($8.2 million in pre-tax Kaplan stock compensation expense).

Earnings Per Share

The calculation of diluted earnings per share for the second quarter and first six months of 2006 was based on 9,613,000 and 9,610,000 weighted average shares outstanding, respectively, compared to 9,618,000 and 9,617,000, respectively, for the second quarter and first six months of 2005. The Company made no repurchases of its stock during the first half of 2006.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Second Quarter		% Change
	2006	2005
Operating revenues	$969,041	$897,577	8
Operating expenses	(820,946)	(710,512)	16
Depreciation	(49,512)	(47,905)	3
Amortization	(1,378)	(1,465)	(6)

Operating income	97,205	137,695	(29)
Equity in (losses) earnings of affiliates, net	(562)	342	—
Interest income	2,539	576	—
Interest expense	(6,439)	(6,436)	0
Other income (expense), net	33,701	(3,622)	—

Income before income taxes	126,444	128,555	(2)
Provision for income taxes	(47,700)	(49,800)	(4)

Net income	78,744	78,755	0
Redeemable preferred stock dividends	(245)	(245)	0

Net income available for common stock	$78,499	$78,510	0

Basic earnings per share	$8.20	$8.18	0

Diluted earnings per share	$8.17	$8.16	0

Basic average shares outstanding	9,575,000	9,594,000
Diluted average shares outstanding	9,613,000	9,618,000

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2006	2005
Operating revenues	$1,917,321	$1,731,507	11
Operating expenses	(1,581,053)	(1,389,277)	14
Depreciation	(98,537)	(93,473)	5
Amortization	(2,767)	(3,073)	(10)

Operating income	234,964	245,684	(4)
Equity in losses of affiliates, net	(741)	(183)	—
Interest income	4,142	1,150	—
Interest expense	(12,698)	(12,955)	(2)
Other income, net	33,526	3,450	—

Income before income taxes and cumulative effect of change in accounting principle	259,193	237,146	9
Provision for income taxes	(98,500)	(91,800)	7

Income before cumulative effect of change in accounting principle	160,693	145,346	11
Cumulative effect of change in method of accounting for share-based payments, net of taxes	(5,075)	—	—

Net income	155,618	145,346	7
Redeemable preferred stock dividends	(736)	(736)	0

Net income available for common stock	$154,882	$144,610	7

Basic earnings per share:
Before cumulative effect of change in accounting principle	$16.71	$15.08	11
Cumulative effect of change in accounting principle	(0.53)	—	—

Net income available for common stock	$16.18	$15.08	7

Diluted earnings per share:
Before cumulative effect of change in accounting principle	$16.65	$15.04	11
Cumulative effect of change in accounting principle	(0.53)	—	—

Net income available for common stock	$16.12	$15.04	7

Basic average shares outstanding	9,573,000	9,591,000
Diluted average shares outstanding	9,610,000	9,617,000

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Second Quarter		% Change	Year-to-Date		% Change
	2006	2005		2006	2005
Operating Revenues:
Newspaper publishing	$245,566	$236,336	4	$489,038	$469,364	4
Television broadcasting	88,970	88,396	1	174,884	167,688	4
Magazine publishing	84,166	97,949	(14)	158,951	167,800	(5)
Cable television	141,095	129,116	9	276,270	255,492	8
Education	409,244	345,780	18	818,178	671,163	22

	$969,041	$897,577	8	$1,917,321	$1,731,507	11

Operating Expenses:
Newspaper publishing	$260,939	$209,336	25	$472,374	$410,969	15
Television broadcasting	48,379	47,303	2	96,743	93,826	3
Magazine publishing	72,952	77,949	(6)	148,605	152,969	(3)
Cable television	101,214	105,523	(4)	210,962	208,497	1
Education	375,356	311,658	20	731,645	604,409	21
Corporate office	12,996	8,113	60	22,028	15,153	45

	$871,836	$759,882	15	$1,682,357	$1,485,823	13

Operating Income:
Newspaper publishing	$(15,373)	$27,000	—	$16,664	$58,395	(71)
Television broadcasting	40,591	41,093	(1)	78,141	73,862	6
Magazine publishing	11,214	20,000	(44)	10,346	14,831	(30)
Cable television	39,881	23,593	69	65,308	46,995	39
Education	33,888	34,122	(1)	86,533	66,754	30
Corporate office	(12,996)	(8,113)	(60)	(22,028)	(15,153)	(45)

	$97,205	$137,695	(29)	$234,964	$245,684	(4)

Depreciation:
Newspaper publishing	$8,898	$9,343	(5)	$17,756	$18,132	(2)
Television broadcasting	2,476	2,537	(2)	4,901	4,999	(2)
Magazine publishing	635	713	(11)	1,276	1,447	(12)
Cable television	25,561	25,232	1	50,425	50,424	0
Education	11,577	9,398	23	23,610	17,789	33
Corporate office	365	682	(46)	569	682	(17)

	$49,512	$47,905	3	$98,537	$93,473	5

Amortization:
Newspaper publishing	$292	$416	(30)	$584	$535	9
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	—	—
Cable television	172	205	(16)	344	409	(16)
Education	914	844	8	1,839	2,129	(14)

	$1,378	$1,465	(6)	$2,767	$3,073	(10)

Pension (Expense) Credit:
Newspaper publishing	$(48,671)	$(344)	—	$(50,578)	$(664)	—
Television broadcasting	303	735	(59)	630	1,469	(57)
Magazine publishing	8,317	9,585	(13)	16,633	19,171	(13)
Cable television	(378)	(310)	22	(756)	(620)	22
Education	(648)	(515)	26	(1,318)	(1,054)	25
Corporate office	(2,900)	—	—	(2,900)	—	—

	$(43,977)	$9,151	—	$(38,289)	$18,302	—